                                                                   EXHIBIT 10.24

                SECOND AMENDED AND RESTATED EMPLOYMENT AGREEMENT

        THIS SECOND AMENDED AND RESTATED EMPLOYMENT AGREEMENT (the "Agreement") dated as of the 10th day of January, 2002 (the "Amendment Date"), by and between EPOCH BIOSCIENCES, INC., a Delaware corporation (the "Employer"), and William Gerber, an individual (the "Employee"), amends, supercedes and restates in its entirety that certain AMENDED AND RESTATED EMPLOYMENT AGREEMENT dated as of the 28th day of April, 2000, by and between Employer and Employee, which amended, superceded and restated in its entirety that certain EMPLOYMENT AGREEMENT dated as of the 8th day of September, 1999, by and between Employer and Employee (September 8, 1999 being the "Effective Date").

                                   WITNESSETH:

        WHEREAS Employer desires to employ Employee in the capacity hereinafter stated, and the Employee desires to enter into the employ of the Employer in that capacity for the period and pursuant to the terms and conditions set forth herein.

        NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements set forth herein, the Employer and the Employee, intending to be legally bound, hereby agree as follows:

        1. EMPLOYMENT/POSITION AND DUTIES. Beginning as of the Effective Date,
(a) Employer employed Employee as the Chief Executive Officer of Employer and Employee accepted such employment, and (b) Employee was appointed to the Board of Directors of Employer and Employee accepted such appointment. During the term of this Agreement, Employee agrees to devote substantially all of Employee's skills and efforts to the performance of, and to perform diligently and on a timely basis, such duties as shall be assigned to Employee from time to time by the Employer's Board of Directors.

        2. TERM. The term of the Employee's employment hereunder commenced on the Effective Date and shall expire on April 16, 2003 (the "Expiration Date"), unless sooner terminated as hereinafter specified in Section 4. The Employer is an at-will employer, and does not guarantee employment for any specific duration.

        3. COMPENSATION.

           3.1 Base Salary. As compensation for all services to be rendered by the Employee, beginning as of September 1, 2001, the Employee shall accrue a base salary of Three Hundred Thousand Dollars ($300,000) per year (the "Base Salary"), which shall be payable by Employer to Employee on a regular basis in accordance with Employer's normal payroll procedures and policies. Such amount, as may be increased from time to time, is hereinafter "Base Salary."

           3.2 Bonus Compensation. During the Term of this Agreement Employee shall be eligible to receive annual incentive compensation of up to forty percent (40%) of Employee's Base Salary upon the achievement of certain performance goals set by the Board of Directors and

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participate in any other incentive compensation or bonus program adopted for management employees of the Employer. The terms on which Employee shall be eligible to participate in any such incentive compensation or bonus program shall be comparable to the terms that shall apply to other management employees of the Employer or its subsidiaries that are employed in positions that are comparable to the position in which Employee is employed by the Employer. Employee understands that adoption of any management incentive compensation or bonus program by the Employer requires the prior approval of the Board of Directors of the Employer. Employee's participation in any such program that is approved by the Board of Directors of the Employer shall be subject to the provisions, rules and regulations of any such program.

           3.3 Stock Options. On the Effective Date, Employer granted Employee an option to purchase One Hundred Thousand (100,000) shares of Employer's Common Stock pursuant to the terms and conditions of that certain Stock Option Agreement dated as of the Effective Date (the "First Stock Option Agreement"), at the exercise price set forth in such First Stock Option Agreement, which vests as follows: (a) 8,333.33 shares shall vest on the first day of each month commencing on October 8, 1999 for twelve months. On April 28, 2000, Employer granted Employee an option to purchase One Hundred Thousand (100,000) shares of Employer's Common Stock pursuant to the terms and conditions of that certain Stock Option Agreement dated as of April 28, 2000 (the "Second Stock Option Agreement"), at the exercise price set forth in such Second Stock Option Agreement, which vests as follows: 4,166.67 shares shall vest on the first day of each month commencing on May 28, 2000 for twenty four months. On November 16, 2001, Employer granted Employee an option to purchase One Hundred Thousand (100,000) shares of Employer's Common Stock pursuant to the terms and conditions of that certain Stock Option Agreement dated as of November 16, 2001 (the "Third Stock Option Agreement"), at an exercise price of $2.02 per share (the closing price of Employer's Common Stock on November 15, 2001), which shall vest as follows: 5,882.36 shares shall vest monthly commencing on December 16, 2001, for seventeen months.

           3.4 Participation in Benefit Plans. The Employee shall be entitled to participate in all employee benefit plans or programs (including vacation time, sick leave and holidays) generally available to all employees of the Employer, to the extent that Employee's position, title, tenure, salary, age, health and other qualifications make Employee eligible to participate therein. The Employee's participation in any such plan or program shall be subject to the provisions, rules and regulations thereof that are generally applicable to all participants therein.

               (a) The Employee shall receive twenty (20) days of vacation time and five (5) days of sick leave per year;

               (b) Employer shall provide or shall reimburse Employee for the cost of benefits substantially equivalent to those COBRA benefits from his previous employer, which Employee may secure individually at reasonably competitive market rates.

           3.5 Expenses. In accordance with the Employer's policies established from time to time, the Employer will pay or reimburse the Employee for all reasonable and necessary out-of-pocket expenses incurred by Employee in the performance of Employee's duties under this Agreement, subject to the presentment of appropriate documentation confirming the amount and nature and the business purposes of such expenses.


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

        4. TERMINATION AND COMPENSATION UPON THE TERMINATION OF THE EMPLOYEE'S EMPLOYMENT BY THE EMPLOYER. In the event of a termination of Employee's employment with the Employer in accordance with the provisions hereof, this Agreement shall also terminate concurrently therewith.

           4.1 Termination Without Cause. The Employer may terminate Employee's employment at any time during the Term of this Agreement without Cause (as hereinafter defined), for any reason or no reason, including Employee's death or total disability (as hereinafter defined). A termination without Cause shall be effective upon thirty (30) days prior written notice to Employee, except that such termination shall be effective immediately and without the necessity of any notice in the case of Employee's death and on delivery of written notice of termination to Employee in the case of Employee's total disability (as hereinafter defined) (the "Employment Termination Date"). In the event of any such termination, the Employer's sole obligation and liability to Employee shall be as follows:

               (a) To pay to Employee (or in the case of death, to his estate) the portion of his Base Salary and vacation and sick time that, as of the Termination Date, had accrued for services rendered up to, but was unpaid as of, such Employment Termination Date.

               (b) In the event of a termination by Employer without Cause for reasons other than death or disability, severance compensation in an amount equal to the portion of Base Salary that would have been payable to Employee during the then remaining term of the Agreement, which shall be payable in the manner and times provided below.

               (c) The amount of any bonus or incentive compensation that had become Vested (as hereinafter defined) prior to the Employment Termination Date. If (A) a bonus had been awarded to Employee prior to the Employment Termination Date (a "Bonus Award"), under any management incentive or bonus program described in Paragraph 3.2 above in which Employee was a participant at or prior to the Employment Termination Date, and (B) any conditions precedent (such as those described below) to Employee's right to receive the payment of such Bonus Award had been satisfied or had been waived, in writing, by the Employer prior to such Employment Termination Date, then, the unpaid portion of such Bonus Award that had become payable prior to the Employment Termination Date as a result of the satisfaction or waiver of any such conditions precedent shall be deemed to have become vested ("Vested") and shall be paid to Employee (or Employee's estate, in the case of Employee's death) in the manner and times provided below. By way of example, conditions precedent to the payment of a Bonus Award may include, but shall not be limited to, any requirement that Employee shall have remained in the Employer's employ continuously to a specific date, or that specified operating results shall have been achieved, or specified performance goals shall have been satisfied by the Employer, or the Employee (as the case may be).

               (d) In the event of a termination by Employer without Cause for reasons other than death or disability, or termination by Employee for Good Reason (as hereinafter defined, and provided that Employee follows the procedures set forth in Section 4.3 hereof), provided that such termination without Cause or for Good Reason is within twelve (12) months of a Change in Control (as hereinafter defined), the stock options granted pursuant to the Third Stock Option Agreement, and all subsequent stock options granted to Employee and then held by Employee, shall accelerate and become fully vested and exercisable.


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

        The compensation set forth in subsection (b) above or if applicable, subsection (d) above, are hereinafter referred to as the "Severance Compensation".

               (e) For the purposes of this Agreement, a "Change in Control" shall mean (i) the acquisition, directly or indirectly, by any person or group (within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended), other than beneficial or record owners of Employer's securities who acquired such ownership on or prior to the date hereof, of the beneficial ownership of securities of Employer possessing more than fifty percent (50%) of the total combined voting power of all outstanding securities of Employer; (ii) a merger or consolidation in which Employer is not the surviving entity, except for a transaction in which the holders of the outstanding voting securities of Employer immediately prior to such merger or consolidation hold, in the aggregate, securities possessing more than fifty percent (50%) of the total combined voting power of all outstanding voting securities of the surviving entity immediately after such merger or consolidation; (iii) a reverse merger in which Employer is the surviving entity but in which securities possessing more than fifty percent (50%) of the total combined voting power of all outstanding voting securities of Employer are transferred to or acquired by a person or persons different from the persons holding those securities immediately prior to such merger; (iv) the sale, transfer or other disposition (in one transaction or a series of related transactions) of all or substantially all of the assets of Employer; or (v) approval by the stockholders of a plan or proposal for the liquidation or dissolution of Employer.

               (f) For the purposes of this Agreement, "Good Reason" shall mean the assignment of Employee to a position within Employer, upon or within twelve
(12) months following a Change in Control, which (i) is not equivalent in all material respects with the Employee's position with Employer prior to such Change in Control (taking into account the relative size of Employer prior to such Change in Control and the size of the acquiring entity, and other than actions that are not taken in bad faith and are remedied by Employer within five
(5) business days after receipt of notice thereof from the Employee) or (ii) results any reduction in the Employee's Base Salary. Notwithstanding the foregoing, in the event the Board of Directors reassigns Employee to another senior executive officer position with Employer, such reassignment shall not constitute "Good Reason" hereunder.

               (g) All payments required to be made by the Employer to the Employee pursuant to this Subsection 4.1, including, without limitation, any Severance Compensation and any incentive or bonus compensation, shall be paid in a single lump sum, promptly after a termination giving rise to such payments.

               (h) For purposes of this Subsection 4.1, the term "totally disabled" or "total disability" shall mean an inability of Employee, due to a physical or mental illness, injury or impairment, to perform the essential functions of his position even with reasonable accommodation as required by law, for a period of 120 consecutive days, or for non-consecutive periods aggregating more than 180 days in any period of 12 consecutive months, as determined by a medical physician mutually selected by the Employee (or his guardian) and the Employer; provided, however, that if the two parties cannot agree on a physician, then each party shall select a physician and the two physicians shall select a third physician who will make the determination.


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


           4.2 Termination for Cause. The Employer may terminate Employee's employment at any time for "Cause" (as hereinafter defined), effective immediately upon written notice to Employee. As used herein, the term "Cause" shall mean Employee's:

               (a) commission of a material breach of this Agreement or of Employee's duty of loyalty to the Employer, including, but not limited to, a breach of any of Employee's obligations under any of Sections 5, 6, 7 or 8 hereof;

               (b) commission of an act that, under applicable law or government regulations, could be held to constitute the commission of a felony, or a misdemeanor involving moral turpitude, or could subject the Employer to civil or criminal penalties or fines;

               (c) commission of an act that, in the sole judgment of the Board of Directors of the Employer could adversely affect, or has adversely affected, the reputation of the Employer, or the relationship of the Employer with any federal, state or local government agency or any client of the Employer, the loss of which could reasonably be expected to materially affect the Employer or its business;

               (d) refusal or failure to perform any of Employee's material duties to the reasonable satisfaction of the Board of Directors of the Employer.

               Notwithstanding the foregoing, Employee shall not be deemed to have been terminated for cause without (i) reasonable notice to Employee setting forth the reason for Employer's intention to terminate for cause, (ii) reasonable opportunity for Employee to cure, and (iii) an opportunity for Employee, together with his counsel, if any, to be heard before the Board.

        If Employee's employment is terminated for Cause, the Employee shall not be entitled to any compensation (including any Severance Compensation), nor shall the Employer have any obligation to pay any sum or have any liability to Employee, whether as compensation for Employee's services or as a result of such termination of employment, other than the unpaid portion of Employee's Base Salary and vacation and sick time that have accrued for services rendered by Employee to the Employer through the effective date of such termination for Cause. All payments required to be made by the Employer to the Employee pursuant to this Subsection 4.2 shall be paid in such installments in which such compensation would otherwise have been paid to Employee had there been no such termination of employment and in accordance with the Employer's normal payroll procedures and policies.

           4.3 Termination by Employee for Employer Breach. In the event of a breach by the Employer of any of its material obligations to Employee under this Agreement, then Employee shall be entitled (i) to give a written default notice to the Employer identifying, in reasonable detail, the nature of such breach and stating that Employee intends to terminate this Agreement and Employee's employment with the Employer if such breach is not cured within the succeeding thirty (30) days (the "Cure Period") and (ii) if the Employer fails to cure such breach in all material respects within the Cure Period, to terminate Employee's employment with the Employer by a written termination notice delivered to the Employer no later than the 15th day after the end of such Cure Period. In the event of any such breach by the Employer and the termination by Employee of Employee's employment pursuant to this Subsection 4.3, the Employer's sole liability and obligation to Employee shall be to pay to Employee the same compensation, on the same payment schedule,


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

that applies to a termination of Employee's employment without Cause, as provided in Subsection 4.1(a), 4.1(b) and 4.1(c) hereof and, in the event that such breach occurs upon or within twelve (12) months following a Change in Control, then additionally Section 4.1(d) hereof. If Employee fails to exercise Employee's right of termination hereunder within the 15 day period specified above, then, notwithstanding anything to the contrary contained herein, the Employer's breach and its failure to cure such breach shall be deemed to have been waived by Employee, Employee's employment shall continue hereunder and Employee shall not be entitled to terminate this Agreement or Employee's employment or to receive any amounts or other payments from the Employer by reason of such breach and failure to cure on the part of the Employer.

        5. VENTURES AND ACQUISITIONS. If, during the term of this Agreement, Employee is engaged in or associated with the planning or implementing of any project, program or venture involving the Employer and a third party or parties (a "Venture"), or any discussions, analyses or negotiations with respect to an investment in, merger, acquisition or purchase, directly or indirectly, of the stock, assets or business of any entity (an "Acquisition"), all rights in the Venture and the Acquisition and any opportunity to make any investment in the entity to be so acquired (the "Target") shall belong to the Employer and shall constitute a corporate opportunity belonging exclusively to the Employer. Except as approved by the Employer's Board of Directors, the Employee shall not be entitled to any interest in any such Venture or to invest or solicit any third party to invest in the Target or consummate the Acquisition, or to receive any commission, finder's fee or other compensation in connection therewith other than the salary to be paid to Employee as provided in this Agreement.

        6. CONFIDENTIAL INFORMATION. At all times during and after the Term of this Agreement, Employee will hold in strict confidence and, without the express prior written authorization of the Employer's Board of Directors, Employee shall not disclose to any person or entity, any financial or marketing data of the Employer (including, without limitation, financial statements of the Employer), or any technique, process, formula, developmental or experimental work, work in progress, business methods, business or marketing plans or trade secrets of or used in the business of the Employer, or any other proprietary or confidential information relating to the Employer or the services, business affairs of the Employer, including, without limitation, any information relating to inquiries made by the Employer or negotiations with respect to any Venture or Acquisition, as such terms are defined in Section 5 above (collectively, the "Confidential Information"). Employee agrees that Employee will not make use of any of the Confidential Information during the Term of this Agreement other than for the exclusive benefit of the Employer and that Employee shall not make any use whatsoever of the Confidential Information at any time after termination of Employee's employment with the Employer. Upon termination of such employment, Employee shall deliver to the Employer (i) all documents, records, notebooks, work papers and all similar repositories containing any Confidential Information or any other information concerning the Employer, whether prepared by Employee, the Employer or anyone else and (ii) all tangible personal property belonging to the Employer that is in Employee's possession. The foregoing restrictions shall not apply to (a) information which is or becomes, other than as a result of a breach of this Agreement, generally available to the public, (b) information related to the terms of Employee's compensation or benefits as an employee of the Employer, or (c) the disclosure of information required pursuant to a subpoena or other legal process; provided that the Employee shall notify the Employer, in writing, of the receipt of any such subpoena or other legal process requiring such disclosure immediately after receipt thereof and the Employee shall assist the Employer in any


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

efforts it may undertake to quash such subpoena or other legal process or obtain an appropriate protective order prior to any such disclosure by the Employee.

        7. COVENANTS AGAINST ACTIONS DAMAGING THE EMPLOYER. The Employee agrees that Employee will not, during Employee's employment by the Employer hereunder, and for a period of two (2) years following the termination of such employment (whether by the Employer or by Employee and regardless of the reason for such termination), (i) make any claim that the Employee has any right, interest or title, of any kind or nature whatsoever, in or to any proprietary products, services methods, practices, processes, discoveries, ideas, improvements, devices, creations, business or marketing plans or systems, or, subject to applicable labor laws, inventions relating to the business of the Employer, or
(ii) for Employee or on behalf of or in conjunction with any third party, hire any employee of the Employer or induce or entice any employee of the Employer to leave his or her employment with the Employer.

        8. NON-COMPETITION. Employee agrees that, during the term of Employee's employment with the Employer, Employee will not engage or participate, in any capacity (whether as an owner, shareholder, partner, lender, director (except as expressly set forth below), officer, employee or independent contractor or consultant or advisor) in, or provide any services (financial, advisory or other) to, any Person or business (including any sole proprietorship, partnership, limited liability company, corporation, unincorporated association or other entity) that develops proprietary chemistries and reagents with commercial applications in the genomics and molecular diagnostic fields. Nothing herein shall prevent Employee from holding, for investment purposes only, no more than five (5) percent of any class of equity securities of a company engaged in activities that are the same as, substantially similar to, or competitive with the Employer if such class of equity securities is traded on a national securities exchange or on the Nasdaq National Market. Notwithstanding any of the foregoing, Employee may continue to serve on the Board of Directors of Sangamo Biosciences.

        9. OTHER EMPLOYEE AGREEMENTS. Employee agrees to execute and deliver all other agreements customarily entered into by Employer with its executive level employees, including, without limitation, proprietary rights and invention assignments.

        10. ASSIGNMENT. This Agreement shall not be assignable, in whole or in part, by either party without the written consent of the other party, except that the Employer may, without the consent of the Employee, assign its rights and delegate its obligations under this Agreement to an Affiliate; or to any unaffiliated corporation, firm or other business entity (i) with or into which the Employer may merge or consolidate, or (ii) to which the Employer may sell or transfer all or substantially all of its assets. After any such assignment by the Employer, the Employer shall be discharged from all further liability hereunder and such assignee shall thereafter be deemed to be the Employer for the purposes of all provisions of this Agreement including this Section 10.

        11. SURVIVAL; REMEDIES.

            11.1 Survival. Any payment obligations of the Employer to Employee that arise under Section 4 by reason of a termination of Employee's employment in accordance with Section 4 hereof shall survive any such termination until such obligations have been satisfied and Sections 5, 6, 7, and 8 of this Agreement shall survive the expiration of the Term of this Agreement and any termination of Employee's employment with the Employer.


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

            11.2 Remedies. Employee acknowledges and agrees that Employee's covenants and the restrictions on Employee contained in the foregoing Sections 5, 6, 7, and 8 of this Agreement are reasonable and necessary in order to protect the legitimate interests of the Employer, and that any violation thereof by Employee would result in irreparable injuries to the Employer. Therefore, Employee acknowledges and agrees that, in the event of a violation by Employee of any of those covenants or any of those restrictions the Employer shall be entitled to obtain, from any court of competent jurisdiction, temporary, preliminary and permanent injunctive relief to prevent a threatened breach or to obtain a halt to an actual breach by Employee of any of Employee's covenants contained in any of Sections 5, 6, 7, and 8 of this Agreement, in addition to any other rights or remedies to which the Employer may be entitled at law or in equity by reason of any such breach or threatened breach of this Agreement.

        12. MISCELLANEOUS.

            12.1 Governing Law. This Agreement is made under and shall be governed by and construed in accordance with the laws of the State of Washington.

            12.2 Prior Agreements. This Agreement contains the entire agreement of the parties relating to the subject matter hereof and supersedes all prior agreements and understanding with respect to such subject matter, and the parties hereto have made no agreements, representations or warranties relating to the subject matter of this Agreement which are not set forth herein.

            12.3 Withholding Taxes. The Employer shall withhold from any salary and benefits payable under this Agreement all federal, state, city or other taxes or amounts as shall be required to be withheld pursuant to any law or governmental regulation or ruling.

            12.4 Amendments; Waiver. No amendment or modification of this Agreement shall be deemed effective unless made in writing signed by the parties hereto. No waiver of any provision hereof shall be construed as a further or continuing waiver of such provision or any other provision hereof.

            12.5 Severability. To the extent any provision of this Agreement shall be invalid or unenforceable, it shall be considered deleted herefrom and the remainder of such provision and of this Agreement shall be unaffected and shall continue in full force and effect.

            12.6 Definitions. The following terms used in this Agreement shall have the meanings set forth below:

                 (a) "Affiliate" when used with reference to the Employer, means any Person that controls is controlled by or is under common control of the Employer and shall include any corporation, limited liability company or partnership (including a joint venture in partnership form) at least fifty (50) percent of the voting stock or membership or partnership interests of which are owned by the Employer, directly or through the ownership by either of them of at least fifty (50) percent of the voting stock or membership or partnership interests of any other corporation, limited liability company or partnership.


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

                 (b) "Person" shall mean any natural person, sole proprietorship, firm, corporation, limited liability company, partnership, joint venture or unincorporated association or any other business entity.

            12.7 Interpretation; Headings. This Agreement is the result of arms'-length negotiations between the parties hereto and no provision hereof, because of any ambiguity found to be contained therein or otherwise, shall be construed against a party by reason of the fact that such party or its legal counsel was the draftsman of that provision. Unless otherwise indicated elsewhere in this Agreement, (i) the term "or" shall not be exclusive; (ii) the term "including" shall mean "including, but not limited to," and (iii) the terms "herein," "hereof," "hereto," "hereunder" and other terms similar to such terms shall refer to this Agreement as a whole and not merely to the specific section, subsection, paragraph or clause where such terms may appear. The section, subsection and any paragraph headings contained herein are for the purpose of convenience only and are not intended to define or limit or affect, and shall not be considered in connection with, the interpretation of any of the terms or provisions of this Agreement.

            12.8 Counterpart Execution. This Agreement may be executed by facsimile and in counterparts, each of which shall be deemed an original and all of which when taken together shall constitute but one and the same instrument.

            12.9 Arbitration. All disputes between the parties hereto shall be determined solely and exclusively by arbitration in accordance with the commercial arbitration rules then in effect of the American Arbitration Association, or any successors hereto ("AAA"), in King County, Washington, unless the parties otherwise agree in writing. The parties shall jointly select an arbitrator. In the event the parties fail to agree upon an arbitrator within ten (10) days, then each party shall select an arbitrator and such arbitrators shall then select a third arbitrator to serve as the sole arbitrator; provided, that if either party, in such event, fails to select an arbitrator within seven
(7) days, such arbitrator shall be selected by the AAA upon application of either party. Judgment upon the award of the agreed upon arbitrator or the so chosen third arbitrator, as the case may be, shall be binding and shall be entered into by a court of competent jurisdiction.

        IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year set forth above.

                                       "EMPLOYER"

                                       EPOCH BIOSCIENCES, INC.
                                       a Delaware corporation

                                       By: /s/ Sanford S. Zweifach
                                          ------------------------------------
                                           Its:  President and Secretary

                                       "EMPLOYEE"

                                           /s/  William Gerber
                                       ---------------------------------------
                                       William Gerber



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